Exhibit 99.1

Nevro Reports Second Quarter 2019 Financial Results

Redwood City, Calif., Aug. 8, 2019 - Nevro Corp. (NYSE: NVRO), a global medical device company that is providing innovative, evidence-based solutions for the treatment of chronic pain, today reported financial results for the second quarter ended June 30, 2019.

Revenue for the second quarter of 2019 was $93.6 million, a 3% decrease compared to $96.1 million during the prior year period. U.S. revenue for the second quarter of 2019 was $78.1 million, a 2% decrease compared to $79.9 million in the prior year period. The year-over-year decrease in U.S. revenue was primarily driven by the impact of customer destocking associated with the Company’s previously announced decision to alter its practice regarding certain high-volume product orders. International revenue was $15.5 million compared to $16.2 million in the prior year period. This represents a 4% decrease on an as-reported basis and a 2% increase on a constant currency basis.

“Our second quarter 2019 financial results demonstrate sequential improvement across the board, as well as some encouraging early signs of progress in our commercial execution, including patient treatment activity with our customers.  In the U.S., we saw a year-over-year increase in patient trial procedures of 15%, while permanent implant procedures grew 10% over the prior year period,” said D. Keith Grossman, Chairman, CEO and President. “I remain confident that as we continue to refine our commercial strategies and execution, prepare for our upcoming new product launches and drive interest in HF10 therapy, we will be well-positioned to enter our next phase of growth as we move into late 2019 and enter 2020.”

Gross profit for the second quarter of 2019 was $63.9 million, a 6% decrease compared to $67.9 million in the prior year period. Gross margin was 68% in the second quarter of 2019 compared to 71% in the prior year period.

Operating expenses for the second quarter of 2019 were $90.5 million, a 19% increase compared to $76.1 million in the prior year period. The year-over-year increase in operating expenses was primarily driven by U.S. sales and marketing personnel costs, as well as clinical trial-related expenses. Legal expenses associated with patent litigation were $3.9 million for the second quarter of 2019, compared to $5.8 million in the prior year period.

Net loss from operations for the second quarter of 2019 was $26.6 million, compared to $8.2 million in the prior year period.

Cash, cash equivalents and short-term investments totaled $233.9 million as of June 30, 2019. Net cash used during the second quarter of 2019 was $5.7 million and $30.6 million for the six months ended June 30, 2019.

Full Year 2019 Financial Guidance

Nevro currently expects 2019 worldwide revenues to be in the $368 to $374 million range.  Gross margin is expected to be in the high 60’s as a percent of revenue.

Webcast and Conference Call Information

Management will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET. Investors interested in listening to the conference call may do so by dialing (833) 286-5807 in the U.S. or (647) 689-4452 internationally, using Conference ID: 1694716.  In addition, a live webcast will be available on the “Investors” section of the company’s website at www.nevro.com, as well as an archived recording.

About Nevro

Headquartered in Redwood City, California, Nevro is a global medical device company focused on providing innovative products that improve the quality of life of patients suffering from debilitating chronic pain. Nevro has developed and commercialized the SENZA® spinal cord stimulation (SCS) system, an evidence-based, non-pharmacologic neuromodulation platform for the treatment of chronic pain. The SENZA® system is the only SCS system that delivers Nevro's proprietary HF10™ therapy. Senza, Senza II, HF10, Nevro and the Nevro logo are trademarks of Nevro.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements with respect to our business, capital resources, revenue projections, and our expectations for worldwide revenue in 2019, strategic initiatives and growth, reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including continuing adoption of, and interest in, Senza and Omnia in the U.S. and international markets. These forward-looking statements are based upon information that is currently available to us or our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including our ability to successfully commercialize our products; our ability to manufacture our products to meet demand; the level and availability of third-party payor reimbursement for our products; our ability to effectively manage our anticipated growth; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims. These factors, together with those that are described in greater detail in our quarterly report on Form 10-Q that we expect to file on August 8, 2019, as well as any reports that we may file with the SEC in the future, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements. Our results for the quarter ended June 30, 2019 are not necessarily indicative of our operating results for any future periods.

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Investor Relations Contact:

Juliet Cunningham

Vice President, Investor Relations

650-208-3155
ir@nevro.com

Nevro Corp.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
	(unaudited)		(unaudited)
Revenue	$93,571	$96,080	$175,719	$183,715
Cost of revenue	29,628	28,159	58,567	53,793
Gross profit	63,943	67,921	117,152	129,922
Operating expenses:
Research and development	14,930	11,416	29,065	22,501
Sales, general and administrative	75,573	64,706	156,901	131,324
Total operating expenses	90,503	76,122	185,966	153,825
Loss from operations	(26,560)	(8,201)	(68,814)	(23,903)
Other income (expense):
Interest income (expense), net	(1,221)	(1,444)	(2,360)	(2,989)
Other income (expense), net	118	(592)	(225)	(715)
Loss before income taxes	(27,663)	(10,237)	(71,399)	(27,607)
Provision for income taxes	358	383	698	726
Net loss	(28,021)	(10,620)	(72,097)	(28,333)
Changes in foreign currency translation adjustment	(377)	(318)	(101)	259
Changes in unrealized gains (losses) on short-term investments	195	273	440	(78)
Net change in other comprehensive loss	(182)	(45)	339	181
Comprehensive Loss	$(28,203)	$(10,665)	$(71,758)	$(28,152)
Net loss per share, basic and diluted	$(0.91)	$(0.35)	$(2.36)	$(0.95)
Weighted average shares used to compute net loss per share, basic and diluted	30,677,567	30,028,985	30,521,463	29,933,164

Nevro Corp.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 30,	December 31,
	2019	2018
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$62,812	$51,266
Short-term investments	171,119	213,281
Accounts receivable, net	67,052	80,656
Inventories, net	92,353	92,035
Prepaid expenses and other current assets	7,348	6,621
Total current assets	400,684	443,859
Property and equipment, net	11,983	12,801
Operating lease assets	23,153	—
Other assets	11,567	5,850
Restricted cash	606	606
Total assets	$447,993	$463,116
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$23,150	$23,505
Accrued liabilities and other	43,073	38,909
Total current liabilities	66,223	62,414
Long-term debt	156,279	152,394
Long-term operating lease liabilities	22,187	—
Other long-term liabilities	1,762	2,825
Total liabilities	246,451	217,633
Stockholders’ equity
Common stock, $0.001 par value, 290,000,000 shares authorized, 30,870,626 and 30,263,536 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	31	30
Additional paid-in capital	580,428	552,612
Accumulated other comprehensive loss	(738)	(1,077)
Accumulated deficit	(378,179)	(306,082)
Total stockholders’ equity	201,542	245,483
Total liabilities and stockholders’ equity	$447,993	$463,116